IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement and Escrow Instructions as of the date set forth above. SELLER: PEACE COLISEUM, LLC a Utah limited liability company By: BEYOND, INC., a Delaware corporation, its Manager By: /s/ Adrianne Lee Name: Adrianne Lee Title: Chief Financial and Administrative Officer Dated: 9/5/2024 BUYER: SALT LAKE COUNTY, a body Corporate and politic of the State of Utah By: /s/ Jennifer Wilson Jennifer Wilson Its: Mayor or Designee DEPARTMENT APPROVAL By: /s/ Megan Hillyard Megan Hillyard Dated: 9/16/2024 REVIEWED AS TO FORM AND LEGALITY: By: /s/ R. Christopher Preston R. Christopher Preston Deputy District Attorney Dated 9/16/2024

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS ("Agreement") is made as of the Acceptance Date (defined below), by and between Peace Coliseum, LLC, a Delaware limited liability company ("Seller"), and Salt Lake County, a body corporate and politic of the State of Utah ("Buyer").

RECITALS:

A. Seller is the owner of a certain parcel of real property in Midvale, Utah, consisting of approximately 18.6 acre(s) and having an address of 799 W. Coliseum Way, Midvale, Utah 84047 (Parcel ID No. 21-26-276-007), together with any and all improvements located thereon and encumbrances affecting the same (the "Property"). The Property is more particularly described on Exhibit "A" attached hereto and incorporated by reference herein.

B. Buyer desires to purchase the Property from Seller, and Seller is willing to sell the Property to Buyer, pursuant to the terms and conditions of this Agreement.

C. This Agreement also constitutes escrow instructions to the Escrow Agent named herein below.

TERMS AND CONDITIONS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
AGREEMENT TO PURCHASE AND SELL

1.1 Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller.

ARTICLE 2
ESCROW AGENT AND ESCROW

2.1 The parties shall open an escrow with Fidelity National Title, 170 South Main Street, Suite 1075, Salt Lake City, Utah, 84101, Attention: Brenda Holliday ("Escrow Agent") no later than five (5) business days after the Acceptance Date, by depositing the Earnest Money (defined below) and an executed copy of this Agreement with the Escrow Agent. Escrow Agent, by its execution at the end hereof, agrees to act as Escrow Agent under this Agreement. The "Acceptance Date" shall be the date on which the last of Buyer and Seller executes this Agreement.

ARTICLE 3
PURCHASE PRICE

3.1 The Purchase Price for the Property ("Purchase Price") shall be the amount of Fifty-Five Million and No/100 U.S. Dollars ($55,000,000.00). The Purchase Price shall be paid as follows:

3.1.1 Within five (5) business days of the Acceptance Date, Buyer shall deposit with the Escrow Agent the sum of One Million and no/100 Dollars ($1,000,000.00) earnest money (the "Earnest Money") in cash or cash equivalent federal funds.

3.1.2 The balance of the Purchase Price, together with the Earnest Money, shall be paid to Seller in cash or cash equivalent federal funds at Closing (defined below).

3.2 The Escrow Agent shall deposit all Earnest Money into an interest-bearing account(s) insured by the FDIC. At Closing, the Earnest Money will be disbursed to Seller as part of the Purchase Price, and any interest earned on the Earnest Money will be disbursed or credited to Buyer. In the event Closing does not occur, the Earnest Money will be paid to Seller or Buyer as otherwise provided under the terms of this Agreement. If Buyer fails to deliver the Earnest Money to Escrow Agent within the time periods set forth above, Seller may, at any time thereafter, and until such times as Buyer delivers the Earnest Money, terminate this Agreement by providing written notice to Buyer, in which event this Agreement shall terminate and the parties will have no further rights or obligations hereunder except those obligations which expressly survive the termination of this Agreement.

ARTICLE 4
BUYER DUE DILIGENCE AND CONTINGENCIES

4.1 **Seller Disclosures**. Within seven (7) days after the Acceptance Date, Seller will provide the following documents (in electronic format, if available), reports and information (the "Seller Disclosures"), to the extent in Seller's possession, to Buyer:

4.1.1 A current title insurance commitment (the "Commitment") issued by Escrow Agent, in which Escrow Agent agrees to insure title to the Property, together with copies of all recorded exception documents described in the Commitment;

4.1.2 A copy of Seller's existing A.L.T.A. survey of the Property (the "Survey");

4.1.3 Copies of all engineering, environmental, and soils reports for the Property in the possession or control of Seller;

4.1.4 To the extent not included in the Commitment, any land use applications, approvals, or permits concerning the Property (excluding permits related solely to Seller's business and are otherwise unrelated to the Property, such as a business license), or any local or special improvement districts, bonds, or other assessments affecting the Property;

4.1.5 To the extent not included in the Commitment, a copy of all agreements with governmental authorities, easements or other agreements that will encumber the Property before or after Closing;

4.1.6 To the extent not included in the Commitment, any covenants, easements and restrictions (i.e., CCRs, DEC, etc.), which affect the Property;

4.1.7 A copy of any lease agreements between Seller and any third-party ("Tenants") or its assigns or sublessees for any portion of the Property, and any and all amendments thereto, if any (the "Leases") which will survive the Closing; and

4.1.8 A copy of all building plans and specifications, contracts, service/management agreements related to the Property, in the possession or control of Seller, which will survive the Closing.

Notwithstanding the foregoing to the contrary, Seller shall not be required to deliver any purchase and escrow agreements and correspondence pertaining to Seller's acquisition of the Property, any documents pertaining to any potential acquisition of the Property by any past or prospective purchasers, any third party purchase inquiries and correspondence, internally-prepared documents, studies, and any documents which are subject to attorney-client privilege or any documents related to Seller's or its affiliates operation of its business which are not binding on the Property or which will be terminated prior to Closing. All such Seller Disclosures shall be delivered to Buyer as an accommodation only, with no representation or warranty from Seller as to the accuracy or completion thereof, and with no right on the part of Buyer or any other person to rely thereon without the express written consent of Seller and of the third Person which prepared such report.

4.2 **<u>Buyer's Review of Title and Title Contingency</u>**. Buyer shall have the time afforded during the Inspection Period (defined below) to review the Commitment and any survey and to deliver written notice to Seller of any matters contained therein or in any survey (the "Title Objection Notice") to which Buyer objects (the "Title Review Period"). If Buyer does not deliver a Title Objection Notice within the Title Review Period, then Buyer shall be deemed to have approved all matters shown by the Commitment and any survey. Any matters to which Buyer does not object shall be deemed to be "Permitted Encumbrances." If Buyer delivers a Title Objection Notice during the Title Review Period, then within ten (10) calendar days following Seller's receipt of the Title Objection Notice ("Cure Period") Seller may elect to deliver written notice to Buyer (the "Seller Cure Notice") pursuant to which Seller will specify, in Seller's sole discretion, which matters contained in the Title Objection Notice Seller is willing to cure cause to be removed, or cause the Escrow Agent to commit to insurance against, as of Closing. If Seller fails to deliver a Seller Cure Notice prior to the expiration of the Cure Period, Seller shall be deemed to have elected to not cure any of Buyer's objections set forth in its Title Objection Notice. If Seller elects, or is deemed to have elected, to not cure all Buyer's objections set forth in the Title Objection Notice, or has not elected, or deemed to have not elected, to have the Escrow Agent to commit to insurance against any matter objected to by Buyer, then Buyer may, within three (3) business days after the earlier to occur of (a) Buyer's receipt of the Seller Cure Notice, or (b) the expiration of the Cure Period, either: (i) waive the correction or removal of, or the commitment of insurance against, such matters by the Seller and proceed to Closing (in which event such matters shall be deemed to be

Permitted Encumbrances); or (b) terminate this Agreement by giving written notice to Seller and Escrow Agent of such termination within such three (3) business day period (in which event, the Earnest Money, together with any interest thereon, shall be refunded to Buyer in full, and Buyer and Seller will have no further rights or obligations hereunder except those obligations which expressly survive the termination of this Agreement). If Buyer does not give timely notice of an election to terminate this Agreement pursuant to clause (ii), Buyer will be conclusively deemed to have waived the correction or removal of such matters. If Buyer elects, or is deemed to have elected, to waive the correction or removal of, or the commitment of insurance against, such matters by the Seller and proceed to Closing pursuant to clause (i) above, Buyer will have the right, at Buyer's cost and expense, to seek to have the Escrow Agent commit to insure against such exception(s), provided, Buyer's ability to obtain such commitment to insure against such exception(s) shall not be a condition to Closing.

4.3 **<u>Buyer's Additional Inspections and Inspection Period</u>**. Buyer shall have the period of time commencing on the Acceptance Date and ending at 5:00 p.m. Mountain Time on the sixtieth (60th) calendar day thereafter (the "Inspection Period"), to review the Seller Disclosures and to conduct such additional inspections and evaluations of the Property as Buyer deems appropriate in its sole discretion (the "Inspections"), including without limitation a survey; economic, financial, architectural, and engineering studies; environmental audits and studies; soils studies; appraisals; evaluations of the impact on County operations; and evaluations of the zoning and permitted uses of the Property. All such Inspections will be performed at Buyer's sole cost and expense and will be conducted in such a manner so not to unreasonably disrupt the activities and business of Seller and its tenants. Buyer reserves the right to obtain a final approval from the Salt Lake County Council for the purchase of the Property prior to the end of the Inspection Period. Buyer, its agents and contractors shall be allowed access to the Property at all reasonable times and upon not less than 48 hours prior written notice to conduct the Inspections. Buyer agrees, however, (a) that Buyer will not cause or allow any liens to be filed against the Property as a result of the Inspections; (b) that no test wells will be drilled, core samples taken, or other invasive or sub-surface testing or inspections done without the prior written consent of Seller, which consent may not be unreasonably withheld or conditioned, provided any such testing with comply with the ICs and the Consent Decree (defined below) and, if required by Seller, any such invasive testing will be accompanied by a representative of Seller; (c) that if the subject transaction fails to close for any reason, Buyer shall, at Buyer's expense, reasonably repair and/or restore the Property as nearly as possible to its condition prior to said Inspections; and that (d) Buyer will indemnify Seller and hold Seller harmless from and against any and all claims, liens, demands, liabilities and causes of action (including, without limitation, attorney's fees and costs) arising from or relating to the Inspections or the entry and activities on the Property of Buyer, its agents and contractors. The obligations of Buyer under clauses (a)-(d) above, will survive Closing or earlier termination of this Agreement and will remain effective indefinitely.

4.3.1 **<u>Buyer's Review of Inspections and Termination Right</u>**. Buyer shall have until the end of the Inspection Period to consider the results of the Inspections described in this Article 4.3 and to approve or disapprove the same in Buyer's sole discretion. If for any reason Buyer is not satisfied with the results of any of the Inspections or is unable to secure a final approval from the Salt Lake County Council for the purchase of the Property, Buyer, in its sole discretion, may terminate this Agreement by written notice given to Seller prior to the expiration

of the Inspection Period. In the event that Buyer does not give timely notice of termination, then Buyer's right to terminate the Agreement under this Article 4.3.1 will be waived and expire.

4.3.2 Insurance. Prior to any entry by Buyer and/or any of Buyer's employees, contractors and agents on the Property, Buyer shall furnish Seller with a certificate of self-insurance.

4.4 Effect of Termination or Failure to Terminate. In the event that Buyer elects to terminate this Agreement pursuant to the termination right contained in Article 4.3.1 and gives timely written notice of termination, then (a) Buyer will repair any damage caused to the Property by Buyer's studies, inspections, or entries on the Property, (b) Buyer will deliver to Seller all third party reports, studies, test results and engineering which Buyer has obtained with respect to the Property, (c) the Earnest Money together with all interest thereon will be refunded in full to Buyer; and (d) thereafter Buyer and Seller will be released from any further obligations under this Agreement except for the obligations which expressly survive the termination of this Agreement. If Buyer does not terminate this Agreement pursuant to Article 4.3.1, then the Earnest Money shall become nonrefundable (except in the event of a material default by Seller) and Buyer and Seller shall close the purchase and sale of the Property at the price and upon the terms and conditions set forth herein.

4.5 Lease for Data Center. During the Inspection Period and as part of the Buyer's Inspections, Buyer and Seller shall negotiate a lease agreement allowing Seller to continue to occupy and use the data center, consisting of approximately 5,000 square feet within the Property (the "Data Center Space") and permit such space to continue to be served by the existing building generators (the "Data Center Lease"). The Data Center Lease shall (i) have an initial term of up to five (5) years following the Closing Date, (ii) require Seller to pay (a) base rent to Buyer in the amount of $21 per square foot per annum, (b) all electricity used by the Data Center Space (which is separately sub-metered), (c) all privilege real property taxes assessed during the term of the Data Center Lease with respect to the Date Center Space, if any, (iii) require Buyer to provide to the Data Center Space, at no additional cost to Seller, all other customary utilities currently provided to the Data Center Space including HVAC which serves the Building, water and sewer, (iv) require Seller to, at Seller's sole cost and expense, (a) maintain insurance on all of Seller's personal property within the Data Center Space, and (b) maintain and repair Seller's personal property within the Data Center Space and any equipment which exclusives serves the Data Center Space and located outside of the Data Center Space, including, without limitation, generators connected to the Data Center Space, and (v) provide Seller with reasonable access within the Property to and from the Data Center Space, as are necessary to perform Seller's obligations under the Data Center Space and for Seller's employees use of restroom facilities within the Building. The Data Center Lease shall also provide that it can be terminated by Seller upon delivering to Buyer 30 days prior written notice. Other terms of the Data Center Lease shall be negotiated during the Inspection Period. In connection with the foregoing Seller will deliver to Buyer an initial draft of the Data Center Lease within ten (10) business days of the Acceptance Date. Buyer will have ten (10) business days to review such draft and provided Seller with any comments. Within ten (10) business days of Seller's receipt of any requested changes from Buyer, Seller will review such requested changes and provide an updated draft with Seller's response to such changes to Buyer for its review in accordance with the procedure set forth above. The parties will use commercially reasonable efforts agree to the final form of the Data Center Lease prior to the expiration of the

Inspection Period, and if the parties fail to do so, Seller may elect to either exercise its right to terminate the Agreement by delivering written notice to Buyer, at which time the Earnest Money together with all interest thereon will be refunded in full to Buyer, or waive such requirement and proceed to Closing.

ARTICLE 5
PROPERTY PURCHASED "AS IS"

5.1 Buyer Accepts Property As Is.

5.1.1 As provided in Article 4 of this Agreement, Buyer has the opportunity to satisfy itself prior to Closing as to all aspects of the Property, its title and condition. Accordingly, if Buyer proceeds with the purchase of the Property, then except for Seller's express representations and warranties contained in this Agreement and in the Deed (as hereinafter defined), Buyer agrees to accept the Property on an **"AS IS, WHERE IS, AND WITH ALL FAULTS"** basis, in its present state and condition, and in reliance solely upon Buyer's own investigation of the Property. Neither Seller nor any agents, employees, or affiliates of Seller have made representations or warranties, expressed or implied, which concern the Property, or which have induced Buyer to enter into or to consummate this Agreement, except as are expressly set forth in this Agreement or in the Deed. Without limiting the foregoing, Buyer shall not be entitled to, and shall not rely on, Seller or Seller's agents as to the following, except as set forth in Article 5.1 (the "Assumed Conditions"): (a) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (b) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (c) the development potential of the Property, its merchantability or fitness, or the suitability or adequacy of the Property for any particular purpose; (d) the zoning or the compliance with any conditional use permit or other legal status of the Property; (e) compliance of the Property generally or in connection with any particular use with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity, or of any other person or entity; (f) compliance of the Property with applicable environmental laws and ordinances; (g) the condition of title to the Property, or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction or any other matter affecting title to the Property; (h) the susceptibility of the Property to seismic hazards; or (i) any other matters related to the Property. Without limiting the foregoing, Buyer acknowledges and agrees that the Property consists of a portion of real property commonly known as the Midvale Slag Superfund Site (the "Site"). The U.S. District Court for the District of Utah entered that certain Remedial Design/Remedial Action Consent Agreement (the "Consent Decree") which affects the Property. Pursuant to the Consent Decree, any person acquiring property within the boundaries of the Site after the EPA has certified that the remedial action under the Consent Decree has been satisfied shall obtain the status of a "Bona Fide Prospective Purchaser ("BFPP")." In order to maintain such BFPP status, a purchaser must comply with certain requirements set forth in the Consent Decree, which include, complying with the Operation and Maintenance, Access and Institution Controls as mandated by the Consent Decree (the "ICs"). Buyer also

acknowledges that the Property may include and be adjacent to Property which includes jurisdictional wetlands.

5.1.2 Without in any way limiting the generality of the preceding Article 5.1.1, except for the representations and warranties expressly set forth in this Agreement or the Deed, Buyer specifically acknowledges and agrees that Buyer hereby waives, releases and discharges any claim Buyer has, might have had or may have against Seller or Seller's agents (collectively the "Seller's Indemnitees") with respect to the Assumed Conditions. Without limiting the provisions of Article 5.1.1 above and except for the representations and warranties expressly set forth in this Agreement or the Deed, Buyer further waives against Seller and the Seller's Indemnitees, any and all actual or potential rights Buyer might have against Seller or the Seller's Indemnitees regarding any form of warranty, express or implied, of any type or kind relating to the Property, including, without limitation, express warranties, implied warranties, warranties of fitness for a particular use, warranties of merchantability and strict liability rights. As part of the provisions of this Article 5.1.2, but not as a limitation thereon, Buyer hereby agrees, represents and warrants that the matters released with respect solely to Assumed Conditions pursuant to this Article 5.1.2 are not limited to matters which are known or disclosed, and Buyer hereby waives any and all rights and benefits which Buyer now has, or in the future may have conferred upon Buyer, by virtue of the provisions of federal, state or local laws, rules or regulations relating to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected. Buyer further agrees, represents and warrants that the waivers, indemnifications and releases in this Agreement have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller and the Seller's Indemnitees from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included in the waivers and matters released as set forth in this Article. The provisions of this Article are material and included as a material portion of the consideration given to Seller by Buyer in exchange for and as a material inducement to Seller's performance under this Agreement.

5.2 **Termination of Leases.** Notwithstanding any other provision herein to the contrary, Seller shall, prior to the Closing, (i) terminate any Leases with existing Tenants so that no Leases with Seller extend beyond Closing ("Lease Termination") and (ii) shall be responsible for and shall indemnify and hold Buyer harmless against, any termination fees payable to Tenants as a result of any Lease Termination. Seller shall provide written notice to Buyer prior to Closing of all Lease Terminations. The indemnification obligation in this Article 5.2 shall survive Closing.

5.3 **Seller's Conditions Precedent to Sale**. As a condition precedent to Seller's obligation to sell the Property and effect the Closing, Seller must be fully satisfied, in Seller's sole judgment and discretion, as to each of the following:

5.3.1 All representations and warranties provided by Buyer hereunder are true and correct as of the Closing Date (defined below).

5.3.2 Buyer shall have performed all of its obligations under this Agreement, including its obligations to deliver the Purchase Price at Closing as required herein.

In the event any of the foregoing conditions are not satisfied, Seller may elect to exercise its remedies under Article 10.1 below.

5.4 Buyer's Conditions Precedent to Sale. As a condition precedent to Buyer's obligation to buy the Property and effect the Closing, Buyer must be fully satisfied, in Buyer's sole judgment and discretion, as to each of the following:

5.4.1 Seller shall have caused the Lease Terminations to be effected as of the Closing Date.

5.4.2 All representations and warranties provided by Seller hereunder are true and correct as of the Closing Date.

5.4.3 Seller shall have performed its obligations under this Agreement, including its obligations to deliver the Purchase Price at Closing as required herein.

In the event any of the foregoing conditions are not satisfied, Buyer may elect to exercise its remedies under Article 10.2 below.

ARTICLE 6
CLOSE OF ESCROW

6.1 Closing. Subject to Articles 4.3.1 and 4.4 above, Buyer and Seller shall consummate the sale and purchase of the Property as herein set forth (the "Closing") on the date that is on or before November 30, 2024 (the "Closing Date"). If not closed on or prior to the Closing Date or extended by written agreement of the parties, each party shall be entitled to pursue its remedies as set forth in this Agreement.

6.1.1 Seller Deliveries. In connection with Closing, Seller shall deliver the following to Escrow Agent at or prior to the Closing Date (except as noted below) in exchange for the Purchase Price:

6.1.1.1 An executed Special Warranty Deed (the "Deed") conveying to Buyer fee title to the Property, subject to the Permitted Encumbrances. Seller shall convey to Buyer good and marketable title to the Property, free and clear of all liens, restrictions and encumbrances, except for: (i) the lien for current, non-delinquent taxes and assessments, (ii) those matters which would be disclosed by an accurate survey of the Property, (iii) recorded reservations, easements, rights-of-way, declarations, covenants, conditions, and restrictions, (iv) all matters deemed approved or deemed approved by Buyer pursuant to Article 4.2, and (v) any liens or other matters arising by or through acts of Buyer (collectively, the "Permitted Encumbrances.") The Deed shall be in the form attached to this Agreement as Exhibit "B".

6.1.1.2 An executed general assignment and bill of sale related to any and all improvements and personal property located on the Property at the time of Closing, excluding any personal property specifically identified by Seller in writing approved by Buyer prior to Closing, fully executed by Seller (the "General Assignment and Bill of Sale"). The General Assignment and Bill of Sale shall be in the form attached to this Agreement as Exhibit "C".

6.1.1.3 If applicable, documents confirming termination of any Leases or an executed assignment of any Lease to Buyer (if Buyer has elected such assignment in its sole and absolute discretion).

6.1.1.4 An executed Data Center Lease (except to the extent such requirement was waived).

6.1.1.5 Seller shall have made arrangements so that at Closing, the Escrow Agent shall issue its standard form ALTA owner's policy of title insurance ("Owner's Policy") in the face amount of the Purchase Price showing title to the Property to be vested of record in Buyer subject only to the Permitted Exceptions. Seller shall pay the cost of standard coverage ALTA insurance for Buyer.

6.1.2 **Buyer Deliveries.** In connection with Closing, Buyer shall deliver the following to Escrow Agent at or prior to the Closing Date (except as noted below):

6.1.2.1 An executed counterpart of the General Assignment and Bill of Sale.

6.1.2.2 If applicable, an executed assignment of any Lease to Buyer.

6.1.2.3 An executed Data Center Lease (except to the extent such requirement was waived).

6.1.2.4 The balance of the Purchase Price, as provided in Article 3, which shall be deposited with Escrow Agent at least one (1) business day prior to Closing.

6.2 Closing Costs and Prorations.

6.2.1 Şeller shall pay one-half (1/2) of the escrow and closing fees. Seller shall also pay (i) the cost of the Owner's Policy, with standard coverage, insuring Buyer's title to the Property in a face amount equal to the Purchase Price, (ii) the cost of recording the Deed and (iii) the cost of any premium attributable to a matter that Buyer has objected to and Seller has agreed to cause the Escrow Agent to insure over in accordance with the requirements of Article 4.1 hereinabove.

6.2.2 Buyer shall pay one-half (1/2) of the escrow and closing fees. Buyer shall pay for all recording fees. Buyer shall also pay the cost of any title insurance endorsements and of obtaining an extended coverage to the Owner's Policy, if desired, except for any endorsements or

coverages required of Seller as set forth in Article 6.2.1(ii) above. Buyer shall pay all escrow and closing fees, recording fees and other fees and costs relating to any loans obtained by Buyer to finance its purchase of the Property, as well as any and all transfer taxes (or the like) if any.

6.2.3 Current real property taxes shall be pro-rated as of the Closing Date, which pro-ration shall be treated by Buyer and Seller as final. Any bonds or other assessments of record, with respect to the portion of which are due and payable as of the Closing Date, shall be fully discharged by Seller concurrently with Closing. Provided, Seller shall be entitled to the refund of any improvement or construction bond amounts previously posted or deployed by Seller in connection with the development of the Property.

6.2.4 Except as provided in Article 5.2, all apportionable rents, income and expenses will be prorated as of the Closing Date, which pro-ration shall be treated by Buyer and Seller as final.

6.3 **Defeasance**.

6.3.1 Buyer acknowledges that the Property is subject to a loan obtained by Seller which can only be removed as a lien from the property through a defeasance (the "Defeasance'). The Defeasance process requires at least three (3) business days to complete and involves the purchase of certain securities which will be substituted as collateral for such Loan. Additionally, such process requires Buyer to deposit the Purchase Price with Escrow Agent at least one (1) business day prior to Closing. Accordingly, at least three (3) Business Days prior to the Closing Date, upon Seller's request, Buyer will confirm to Seller in writing (which may be made via email) that Buyer consents to Seller's commencement of the defeasance process. Seller shall be solely responsible for all costs related to the Defeasance.

6.3.2 If the process to purchase the securities to effectuate the Defeasance commences, and subsequently the Closing does not occur solely as a result of Buyer's default, Buyer will indemnify, defend and hold Seller harmless from any and all costs Seller may incur in connection with the failure of the Defeasance to occur, including, without limitation, any losses incurred in connection with a resale of the securities to be purchased to effectuate the Defeasance. If the Closing does not occur solely as a result of Seller's default, without limiting Buyer's rights under Article 10.2, Seller will indemnify, defend and hold Buyer harmless from any and all costs Seller may incur in connection with the failure of the Defeasance to occur, including, without limitation, any losses incurred in connection with a resale of the securities to be purchased to effectuate the Defeasance.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF SELLER

7.1 Seller hereby makes the following representations and warranties, each of which is material, and is being relied upon by Buyer, and shall be true as of the date hereof and at the Closing with the same effect as though such representations and warranties had been made on each such date:

7.1.1 Seller is a limited liability company, duly organized, existing and in good

standing under the laws of the State of Delaware.

7.1.2 The transactions contemplated under this Agreement have been authorized by all action required by Seller's governing instruments and all documents delivered by Seller hereunder are duly and validly authorized, executed, acknowledged (where called for) and delivered by Seller.

7.1.3 Seller is the holder of fee title to the Property subject to the Permitted Encumbrances.

7.1.4 Seller has not received written notice of any threatened or pending condemnation proceeding or other litigation relating to the Property, except as provided in the Seller's Disclosures, and except proceedings which have been resolved.

7.1.5 Seller has not received written notice of any suit, order, or judgment, by or on behalf of any federal, state, county or municipal authority, claiming or finding any violation by the Property of any zoning, building, fire, air pollution, water pollution, or health law, or any notice, suit, order, or judgment seeking or requiring any improvement, alteration, correction or other work on the Property, except as provided in the Seller's Disclosures, the Consent Decree or the ICs.

7.2 The representations and warranties set forth in this Article 7 shall survive the Closing for a period of six (6) months only. All claims for breach of such representations and warranties must be asserted in writing during such 6-month period. All claims asserted in writing during such 6-month period shall survive such 6-month period until resolved.

7.3 Seller shall not, to the extent the same are within Seller's control, intentionally take or intentionally fail to take any action that will cause any of the representations and warranties set forth herein to be deemed to be untrue or incorrect as of the Closing, and if prior to the Closing Seller becomes knowledgeable that any of the foregoing covenants, representations, or warranties are untrue or incorrect, or otherwise become untrue or incorrect, in each case, in any material respect, Seller shall promptly give written notice to Buyer of the occurrence of such event. Any such notice by Seller shall not constitute a breach of such representation or warranty or a default by Seller unless caused by the intentional acts or omissions of Seller. If Buyer disapproves of the subject of Seller's notice, then Buyer's sole remedy shall be termination of this Agreement and return of the Earnest Money, unless the subject of such notice is caused by the intentional acts or omissions of Seller in which case Buyer shall have the right to pursue its remedies under Article 10.2. Any such notice of Buyer's disapproval and election to terminate this Agreement shall be given, if at all, by Buyer within five (5) business days of receipt by Buyer of Seller's notice and the Closing Date shall be extended as needed to afford Buyer such five (5) business day period. If Buyer fails to timely terminate this Agreement, the corresponding representations and warranties shall be deemed modified as reasonably necessary in order to be true and correct in all material respects. In the absence of any such written notice from Seller, all of such covenants, representations and warranties shall be deemed to be true as of the Closing the same as if fully restated on the Closing Date.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF BUYER

8.1 Buyer hereby makes the following representations and warranties, each of which is material, and is being relied upon by Seller, and shall be true as of the date hereof and at the Closing with the same effect as though such representations and warranties had been made on each such date:

8.1.1 Buyer is a body corporate and politic of the State of Utah, duly organized, existing and in good standing under the laws of the State of Utah.

8.1.2 The transactions contemplated under this Agreement have been authorized by all action required by Buyer's governing instruments, applicable legislative bodies, and all documents delivered by Buyer hereunder are duly and validly authorized, executed, acknowledged (where called for) and delivered by Buyer.

8.2 The representations and warranties set forth in this Article 8 shall survive the Closing for a period of six (6) months only. All claims for breach of such representations and warranties must be asserted in writing during such 6-month period. All claims asserted in writing during such 6-month period shall survive such 6-month period until resolved.

ARTICLE 9
NOTICES

9.1 **Form of Notice**. In order for any demand, consent, approval or other communication to be effective under the terms of this Agreement, notice must be provided in accordance with the provisions of this Article. All notices must be in writing. Notices may be (a) delivered by hand, (b) transmitted by facsimile or electronic mail (with a duplicate copy sent on the same day by one of the other permitted means described herein), (c) sent by certified or registered mail, postage prepaid, return receipt requested, or (d) sent by reputable overnight courier service, delivery charges prepaid.

9.2 **Addresses**. Notices shall be addressed as set forth below:

If to the Buyer:

SALT LAKE COUNTY
Attn: Salt Lake County Real Estate Division
2001 South State Street, #S3-110
Salt Lake City, Utah 84190-3100
Phone: [redacted]
[redacted]

With a copy to:

Civil Division
Salt Lake County District Attorney's Office

35 West 500 South – Fifth Floor
Salt Lake City, UT 84111
[redacted]

If to the Seller:

Peace Coliseum, LLC
Attn: E. Glen Nickle
Chief Legal Officer & Corporate Secretary
799 West Coliseum Way
Midvale, Utah 84047
Email: [redacted]

With a copy to:

Parr Brown Gee & Loveless
101 South 200 East, Suite 700
Salt Lake City, Utah 84111
Attention: Lamont Richardson, Esq.
Email: [redacted]

If to Escrow Agent:

Brenda Holiday
Fidelity National Title
170 South Main Street, Suite 1075, Salt Lake City, Utah, 84101
Salt Lake City, Utah 84101
Fax No. [redacted]

9.3 **Date Deemed Given**. Notices delivered by hand or by overnight courier shall be deemed given when actually received or when refused by their intended recipient, or such recipient's agent. Notices sent by facsimile or electronic mail will be deemed delivered when a legible copy has been received (provided receipt has been verified by telephone confirmation or a copy has also been sent on the same day as the facsimile or electronic mail transmission by one of the other permitted means of giving notices under this Article). Mailed notices shall be deemed given on the date of the first attempted delivery (whether or not actually received). Any party may change its address for notice by giving at least fifteen (15) business days' prior notice of such change to the other parties.

ARTICLE 10
DEFAULT

10.1 **Default by Buyer**. Buyer hereby acknowledges that Seller, during the pendency of this Agreement, shall be deferring its rights to sell the Property to another buyer. Buyer and Seller hereby further acknowledge that in the event of a breach or default by Buyer hereunder, it

would be both extremely difficult and impractical to determine the amount of damages suffered by Seller hereunder as a result of such breach by Buyer. Therefore, in an attempt to reasonably estimate such damages, Buyer and Seller agree that, subject to the provisions of this Agreement (including, without limitation, Articles 4.3.1 and 4.4), in the event of a material default or breach by Buyer hereunder and failure by Buyer to cure such default or breach within ten (10) days after written notice thereof from Seller (provided, Buyer shall not be entitled to notice and cure rights with respect to its failure to perform its obligations if such failure to perform its obligations occurs on the Closing Date), Seller, at its option, may (a) receive the Earnest Money and all interest earned thereon as liquidated damages for such breach or default; or (b) pursue such other remedies as may be available at law or in equity. An election by Seller to retain the Earnest Money shall not be deemed to be a waiver by Seller of Buyer's indemnification and repair obligations under this Agreement that expressly survive the termination of this Agreement, nor limit the provisions of Article 11.6 below.

10.2 **Default by Seller**. In the event of a material default or breach by Seller hereunder and failure by Seller to cure such default or breach within ten (10) days after written notice thereof from Buyer (provided, Seller shall not be entitled to notice and cure rights with respect to its failure to perform its obligations if such failure to perform its obligations occurs on the Closing Date), Buyer shall be entitled to either (a) a refund of the Earnest Money with all interest earned thereon or (b) to specific performance of the terms of this Agreement. If Buyer choses to pursue specific performance, Buyer must provide written notice to Seller that it elects the remedy of specific performance of the terms of this Agreement ("Specific Performance Notice") and, if Seller does not thereafter tender its performance to close within thirty (30) days after the delivery of the Specific Performance Notice, then, not later than sixty (60) days after the date of Buyer's Specific Performance Notice, Buyer may file an action to specifically enforce Seller's obligations under this Agreement;. If Buyer fails to timely and properly file an action for specific performance, it shall be limited to the remedy set forth as alternative (i) in this Article 10.2. If a final order is entered granting specific performance, Buyer may also recover all reasonable attorneys' fees and court costs incurred by Buyer in connection with the pursuit of the specific performance action. The refund of the Earnest Money and interest, or the right to specific performance described herein shall be Buyer's sole and exclusive remedies at law or in equity with regard to any default or breach of Seller; provided, however, the foregoing provisions shall not limit the provisions of Article 11.6 below.

10.3 **Survival of Actions**. Representations, warranties and covenants made by either party under this Agreement, and the right to indemnification or recovery based on such representations, warranties, or covenants shall survive the Closing for six (6) months following the Closing Date and be binding upon and inure to the benefit of the respective parties hereto and their respective heirs, executors, administrators, successors and assigns for such six (6) month period.

10.3.1 Except as otherwise expressly provided in this Article, Buyer shall not be entitled to receive any indemnification or damage payments in connection with the inaccuracy of or breach of any representation, warranty or covenant until the aggregate amount of losses incurred by Buyer exceeds Thirty Thousand Dollars ($30,000) (the "Basket Amount"). Seller shall be liable for the entire amount of such losses in excess of the Basket Amount up to the Maximum Amount.

10.3.2 The maximum aggregate amount of indemnification payments under this Agreement in connection with the inaccuracy in or breach of any representation, warranty or covenant to which Buyer shall be entitled to receive shall not exceed the sum of Five Hundred Fifty Thousand Dollars ($550,000) (the "Maximum Amount").

ARTICLE 11

GENERAL PROVISIONS

11.1 Additional Escrow Instructions. Buyer and Seller each hereby agree to execute such additional escrow instructions, not inconsistent with this Agreement, as the Escrow Agent may reasonably require. Said instructions shall be executed and returned to the Escrow Agent no later than five (5) business days after receipt thereof by each party. The failure of either party to execute such instructions shall not, however, affect the validity of this Agreement or the rights and obligations of the parties hereunder.

11.1.1 The parties agree to execute and deliver such additional documents as may be necessary to effectuate the provisions of this Agreement and to consummate the sale contemplated herein according to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, each party agrees to execute and deliver appropriate settlement statements prepared by Escrow Agent, and Seller agrees to execute and deliver a certificate of nonforeign status in customary form, pursuant to Section 1445 of the Internal Revenue Code.

11.1.2 In the event of any conflict between this Agreement and said additional escrow instructions or other documents, this Agreement shall govern and prevail.

11.2 Brokers. Seller has been represented with respect to this transaction by Kip Paul of Cushman & Wakefield ("Seller's Broker"). Seller has agreed to pay a real estate brokerage commission at Closing pursuant to a separate commission agreement. Seller hereby agrees to indemnify and hold Buyer harmless from the claims of any broker, finder, or middleman (including, without limitation attorney's fees and costs) claiming by through or under Seller. Buyer represents that it has not been represented by a broker in connection with the transactions contemplated by this Agreement. Buyer hereby agrees to indemnify and hold Seller harmless from the claims of any broker, finder, or middleman (including, without limitation attorney's fees and costs) claiming by, through or under Buyer. This indemnification obligation shall survive Closing or early termination of this Agreement.

11.3 Entire Agreement; Amendment. This document and the Exhibits hereto contain the entire agreement between Buyer and Seller and constitute escrow instructions to Escrow Agent as well. All previous agreements, communications, discussions and negotiations relating to the subject matter hereof having been merged and finalized herein. This Agreement may only be modified or amended in writing by both parties hereto.

11.4 Successors and Assigns. Subject to the provisions of Article 11.7 below, this Agreement shall inure to the benefit of, and will be binding upon, the parties hereto and their respective successors and assigns.

11.5 Applicable Law; Venue. This Agreement, and the interpretation, validity, effect and performance hereof, shall be governed by the laws of Utah. The venue for any action or proceeding to terminate, enforce or interpret the provisions of this Agreement shall be in Salt Lake County, Utah.

11.6 Attorney's Fees and Costs. Should any party breach any of the covenants or agreements made by that party herein, the party committing the breach shall pay all actual out of pocket costs, expenses (including, without limitation, expert witness fees), and reasonable attorney's fees which any other party may incur in enforcing or terminating this Agreement, or in pursuing any other remedy provided for hereunder or by applicable law, whether such remedy is pursued by filing suit or otherwise.

11.7 Assignment. Buyer may assign its rights under this Agreement only with the prior consent of Seller, which consent will not be unreasonably withheld or delayed. No such assignment consented to by Seller shall in any way relieve Buyer from any of its obligations under this Agreement.

11.8 Interpretation. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and the documents to be executed at the Closing and agree that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the documents to be delivered at Closing or any exhibits or amendments thereto.

11.9 OFAC Representation. Buyer and Seller each represent and warrant to the other as of the date of this Agreement and as of the Closing that (i) neither they, nor any of their respective Affiliates, nor any person or entity that directly owns a ten percent (10%) or greater equity interest in them or any of their Affiliates is a Prohibited Person with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the "Executive Order") signed on September 24, 2001 and entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism"), or other governmental action, (ii) that neither their nor any of their Affiliates' activities violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the "Money Laundering Act"), and (iii) that they and their Affiliates shall comply with the Executive Order and with the Money Laundering Act. Buyer and Seller each represent and warrant to the other that all of their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. Buyer and Seller each hereby indemnifies,

holds harmless and agrees to defend the other (with counsel acceptable to Buyer or Seller (as applicable) from any claims, fines, penalties, judgments, costs, and expenses (including, but not limited to attorney and paralegal fees and costs) that may arise from any violation or alleged violation of the above representation and warranty. The term "Affiliate" means any corporation, person or other entity that, directly or indirectly controls, is controlled by, or is under common control with Buyer or Seller, or to any corporation or other entity resulting from a merger or consolidation with Buyer or Seller, as the case may be. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise. The term "Prohibited Person" means any person or entity; (a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) with whom Buyer and Seller is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order; (d) who commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; (e) that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, www.ustreas.gov/offices/enforcement/ofac or at any replacement website or other replacement official publication of such list; or (f) who is an Affiliate of or affiliated with a person or entity listed above.

11.10 **No Recording**. The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded.

11.11 **Risk of Loss**. If, prior to the Closing, any of the Real Property or Personal Property shall be damaged by earthquake, flood, landslide, fire or other casualty (collectively, "**Casualty**"), or shall be subject to a condemnation proceeding ("**Condemnation**") Seller shall deliver to Buyer written notice ("**Loss Notice**") of such Casualty or Condemnation, as applicable, together with Seller's determination as to whether the damage constitutes a Material Damage (as defined below). For the purposes of this Article 8, "**Material Damage**" shall mean damage to the Property which is of such nature that the cost of restoring the same to their condition prior to the Casualty will, in accordance with the written estimate of a licensed architect or general contractor mutually selected by Seller and Buyer, exceed One Million Dollars ($1,000,000) whether or not such damage is covered by insurance. If, prior to the Closing, the Property sustains Material Damage by a Casualty or Condemnation, after receiving the Loss Notice, Buyer may, at Buyer's option, terminate this Agreement by delivering written notice thereof to Seller and Escrow Holder (provided Buyer shall not be entitled to terminate this Agreement is Buyer is the entity commencing such Condemnation) by the earlier of: (a) ten (10) business days after Buyer's receipt of the Loss Notice; or (ii) the Closing Date. If the Property shall be damaged by a Casualty or Condemnation which is not a Material Damage, then: (A) the parties shall proceed to close this transaction in accordance with the terms of this Agreement; and (B) Seller shall (at the Closing) assign to Buyer all of Seller's rights in and to any insurance proceeds which may become available as a result of the Casualty at issue or the proceeds from the Condemnation, as applicable. If Buyer elects to terminate this Agreement under this Article 11.11, the entire Earnest Money with interest shall be promptly returned to Buyer, and thereafter neither party shall thereafter have any further rights or obligations hereunder, except as otherwise specifically provided in this Agreement.

11.12 Tax-Deferred Exchange. Either Buyer or Seller may elect to structure the sale of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at the sole cost and expense of the electing party. The other party shall reasonably cooperate therein, provided that (i) the Closing Date shall in no event be extended as a result of the exchange, (ii) the other party shall incur no additional costs, expenses or liabilities in connection with the exchange, (iii) the other party shall not be required to take title to or contract for the purchase or sale of any other property, (iv) and the electing party shall remain fully liable hereunder, and (v) the electing party shall indemnify, defend, protect and hold the other party harmless from and against any and all loss, cost, damage or expense (including attorneys' fees) incurred by the other party relating to or arising out of its participation in such exchange. The other party agrees that the electing party may, at the electing party's sole option, assign this Agreement to a qualified exchange intermediary for purposes of structuring a tax deferred exchange for the electing party's benefit. If the electing party uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of the electing party hereunder shall not relieve, release or absolve the electing party of its obligations under this Agreement.

11.13 Time is of the Essence. Time is of the essence of this Agreement.

11.14 Termination of Offer. In the event this Agreement is not executed simultaneously by both Seller and Buyer, it shall be construed to be an offer from the party first executing this Agreement to the other party hereto; provided, however, that unless the party to whom said offer is made shall execute this Agreement and personally deliver or mail at least one fully executed counterpart hereof to the party making said offer prior to cease of business on the second (2nd) business day after receipt, said offer shall expire and this Agreement shall be of no force or effect. The party making said offer may, however, withdraw said offer at any time prior to acceptance.

11.15 Other Costs and Expenses. Except as provided herein, the parties shall be responsible for their own costs, expenses and fees incurred in connection with their respective entry into and performance of this Agreement.

11.16 GRAMA. Seller acknowledges that this Agreement is subject to public disclosure by Buyer upon approval and ratification of this Agreement by the Salt Lake County Council pursuant to the Utah Government Records Access Management Act ("GRAMA"), Utah Code Ann. §§ 63G-2-101, et seq. Buyer covenants that it will hold all information obtained by it (including all Seller Disclosures), or any person employed by or representing the Buyer, related to Seller's business in confidence and Buyer covenants not to disclose, divulge or otherwise communicate in any manner to any person or entity, other than to those parties necessary to verify compliance with this Agreement, provided that such parties are likewise under reasonable confidentiality obligations and not subject to public disclosure except as required by GRAMA. Notwithstanding the foregoing, Buyer is hereby authorized to disclose the aspects, terms, and conditions of this Agreement to obtain all necessary approvals and consents of the Salt Lake County Council, and the Salt Lake County Council and Mayor may disclose the Purchase Price and other key terms to their constituents during the Inspection Period to obtain public comment. Seller may designate any trade secrets or confidential business information included in any report or other writing delivered to Buyer pursuant to or in connection with this Agreement. (such information, collectively, "Confidential Business Information"). Any person who provides to County a record

that the person believes should be protected under U.C.A §§ 63G-2-305(1) or (2) shall provide both: (1) a written claim of business confidentiality and (2) a concise statement of reasons supporting the claim of business confidentiality. Except as provided by law, Buyer shall redact or delete from any records it makes available for inspection or of which it provides copies any material designated by the Seller as Confidential Business Information. Promptly following the Buyer's receipt of any request to provide copies of public records relating to this Agreement or the Property or for inspection of the same by any third party, Buyer shall give written notice and a copy of such request to Seller.

11.17 **Ethical Standards**. Seller represents that it has not: (a) knowingly provided an illegal gift or payoff to any Salt Lake County ("County") officer or employee, or former County officer or employee, or to any relative or business entity of a County officer or employee, or relative or business entity of a former County officer or employee; (b) knowingly retained any person to solicit or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage or contingent fee, other than bona fide employees of bona fide commercial agencies established for the purpose of securing business, including Seller's Broker; (c) knowingly breached any of the ethical standards set forth in State statute or Salt Lake County's Ethics Code, Chapter 2.07, Salt Lake County Code of Ordinances, 2001; or (d) knowingly influenced, and hereby promises that it will not knowingly influence, any County officer or employee or former County officer or employee to breach any of the ethical standards set forth in State statute or Salt Lake County ordinances.

11.18 **Campaign Contributions**. Seller acknowledges the prohibition of campaign contributions by contractors to County candidates, pursuant to Chapter 2.72A, Salt Lake County Code of Ordinances, 2001. Seller also acknowledges and understands this prohibition means that any person, business, corporation or other entity that enters into a contract or is engaged in a contract with Buyer may be prohibited from making certain campaign contributions to County candidates. Seller further acknowledges that violation of this prohibition may result in criminal sanctions as well as termination of this Agreement. Seller represents, by executing this Agreement, that Seller has not knowingly made or caused others to make any campaign contribution to any County candidate in violation of the above-referenced County ordinance.

11.19 **Authority of Signers**. Buyer is a body corporate and politic of the State of Utah. The signature of the Salt Lake County Mayor ("Mayor") is subject to ratification by a resolution of the Salt Lake County Council ("County Council") approving the Mayor's action. If the County Council decides, in its sole discretion, not to fund performance of Buyer under this Agreement, Buyer shall promptly notify Seller of said non-funding and Buyer's termination of this Agreement. So long as Buyer terminates this Agreement prior to the expiration of the Inspection Period due to non-funding by the County Council as set forth above, then Buyer shall not incur any penalty and the Earnest Money (and all interest thereon) shall be refunded to the Buyer; it being understood, however, that the Buyer shall remain subject to the indemnification and repair obligations of Buyer as provided in this Agreement. However, in the event Buyer terminates this Agreement after the expiration of the Inspection Period due to non-funding as set forth herein, then Seller shall have the right to keep and retain the Earnest Money.

11.20 **Counterparts.** This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document

by some or all of the parties hereto, and (i) each such counterpart shall be considered an original, and all of which together shall constitute a single agreement, (ii) the exchange of executed copies of this Agreement by facsimile or Portable Document Format (PDF) transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), shall constitute effective execution and delivery of this Agreement as to the parties for all purposes, and (iii) signatures of the parties transmitted by facsimile or Portable Document Format (PDF) (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), shall be deemed to be their original signatures for all purposes.

11.21 **Exhibits**. The following exhibits are a part of this agreement to the same extent as if set forth in the body of this Agreement:

Exhibit "A"	-	Legal Description of Property
Exhibit "B"	-	Form of Special Warranty Deed
Exhibit "C"	-	Form of General Assignment and Bill of Sale

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Signatures on following page

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement and Escrow Instructions as of the date set forth above.

SELLER:

PEACE COLISEUM, LLC
a Utah limited liability company

By: BEYOND, INC.,
a Delaware corporation,
its Manager

By: /s/ Adrianne Lee
Name: Adrianne Lee
Title: Chief Financial and Administrative Officer
Dated: 9/5/2024

BUYER:

SALT LAKE COUNTY, a body Corporate and politic of the State of Utah

By: /s/ Jennifer Wilson
Jennifer Wilson
Its: Mayor or Designee

DEPARTMENT APPROVAL

By: /s/ Megan Hillyard
Megan Hillyard
Dated: 9/16/2024

REVIEWED AS TO FORM AND LEGALITY:

By: /s/ R. Christopher Preston
R. Christopher Preston
Deputy District Attorney
Dated 9/16/2024

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that upon receipt of the Earnest Money (as defined in Article 3.1 above) Escrow Agent shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement. Except as expressly provided in the Agreement, Escrow Agent shall not be required to disburse the Earnest Money unless and until either: (i) Seller and Buyer agree in writing to the disbursement of the Earnest Money; or (ii) a court of competent jurisdiction orders the Earnest Money paid to Seller or Buyer. Escrow Agent may interplead the Earnest Money deposit into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys' fees and costs and Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ESCROW AGENT: Fidelity National Title Team

By: ______________________________
Brenda Holliday

Title: ______________________________

Signed this ____ day of __________, 2024.

Escrow No. __________________________